Exhibit 99.1

Lehigh Gas Partners LP Reports Third Quarter 2013 Results and Announces a 5.2% Increase in Its Quarterly Cash Distribution

ALLENTOWN, PA (November 7, 2013) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter ended September 30, 2013, and announced that the Board of Directors of its general partner approved a 5.2% increase in the Partnership’s cash distribution per unit from the current annual rate of $1.91 per unit ($0.4775 per quarter) to $2.01 per unit ($0.5025 per quarter). In addition to the actual financial results for the quarter, the Partnership is providing certain pro forma results for the periods ended September 30, 2012. The Partnership completed its initial public offering on October 30, 2012, and, as such, management believes that the pro forma results for the periods ended September 30, 2012 provide investors with a more relevant comparison than the actual results of our predecessor for the periods ended September 30, 2012. Please see the section entitled “Pro Forma Financial Results” for additional information on our pro forma financial results.

In the Third Quarter of 2013, the Partnership:

•	Distributed 160.5 million gallons of fuel compared to pro forma third quarter 2012 volume of 153.6 million gallons of fuel, a 4.5% increase.

•	Generated gross profit from fuel sales of $11.7 million compared to pro forma third quarter 2012 gross profit from fuel sales of $9.4 million, a 24.5% increase.

•	Generated Adjusted EBITDA of $14.1 million compared to pro forma third quarter 2012 Adjusted EBITDA of $9.4 million, a 51.1% increase.

•	Generated Distributable Cash Flow of $11.0 million or $0.73 per common unit.

•	Completed two acquisitions of a total of 50 sites in the Knoxville, TN and Tri Cities, TN areas for total consideration of approximately $58 million, increasing the Partnership’s owned or leased site portfolio by approximately 10%.

•	Assumed 50 commission agent site leases and related commission agent agreements from Lehigh Gas - Ohio LLC (“LGO”), an affiliate of the Partnership.

•	Declared a third quarter distribution of $0.5025 per unit, a 5.2% increase over the current quarterly distribution of $0.4775 per unit, and its third consecutive quarterly distribution increase.

Third Quarter 2013 Results

Net income for the third quarter of 2013 totaled $4.9 million or $0.33 per common unit. For the quarter, EBITDA totaled $12.8 million, Adjusted EBITDA totaled $14.1 million and Distributable Cash Flow amounted to $11.0 million or $0.73 per common unit. Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“It was another solid quarter for LGP, and we are pleased to announce our third consecutive quarterly distribution increase,” said Chairman and CEO Joe Topper. “It was a very active quarter with the completion of $58 million in acquisitions and the assumption of the 50 commission agent site leases. We continue to focus on finding accretive growth opportunities while at the same time, optimizing the existing portfolio to increase our efficiency and profitability,” Topper added.

Total revenue amounted to $490.1 million for the quarter ended September 30, 2013, consisting of $480.0 million of aggregate revenues from fuel sales, including revenues from fuel sales to affiliates, and $10.1 million of aggregate rent income, including rent income from affiliates. Included in the aggregate rent income is a $0.4 million write-off of deferred rent income primarily recorded as the result of the termination of the leases with LGO at the commission agent sites and the assumption of leases directly with the third party commission agents at these sites. During the quarter, we distributed 160.5 million gallons of fuel at an average selling price of $2.991 per gallon and an average margin of $0.073 per gallon, resulting in a gross profit of $11.7 million. For the quarter ended September 30, 2012, on a pro forma basis, the Partnership distributed 153.6 million gallons of fuel at an average selling price of $3.14 per gallon and an average margin of $0.061 per gallon, resulting in a gross profit of $9.4 million. On a pro forma basis in the third quarter of 2012, the Partnership recorded $6.6 million in rent income.

The increase in gross profit from fuel sales for the third quarter of 2013 relative to 2012 was due primarily to the higher average fuel margin and, to a lesser extent, the higher overall fuel volume for the third quarter of 2013 relative to 2012. The increase in fuel volume was primarily due to the Express Lane acquisition completed in the fourth quarter of 2012 and, to a lesser extent, Getty lease sites acquired during the fourth quarter of 2012 and the acquisitions closed during the third quarter, offset primarily by marketplace volume declines at certain sites and, to a lesser extent and on a net basis, certain dealer supply contracts that did not renew. The increase in rent income in the third quarter of 2013 relative to 2012 is due to the additional rent associated primarily with the Express Lane and Dunmore acquisitions completed in the fourth quarter of 2012 and, to a lesser extent, certain Getty leases signed in the fourth quarter of 2012 and the acquisitions completed during the third quarter.

Total expenses amounted to $483.1 million for the quarter ended September 30, 2013, including rent expense of $3.7 million, operating expenses of $1.3 million, depreciation and amortization of $5.2 million, and selling, general and administrative expenses of $4.6 million. Included as a reduction to rent expense is a $0.3 million gain related to certain sites leased from Getty where the Partnership provided notice to Getty that it intends to terminate the leases at these sites in accordance with the terms of the master lease. Included in selling, general and administrative expenses for the quarter is $0.3 million in transfer tax expense associated with the contribution of certain sites to the Partnership at the time of the initial public offering in 2012 and $0.4 million in expenses related to the acquisitions that were completed during the quarter. For the quarter, the Partnership also recorded a net income tax benefit of $0.7 million. Included in this benefit is a $0.9 million benefit related to the release of a valuation allowance on previously recorded deferred tax assets. Excluding this benefit, the Partnership would have recorded a net income tax expense for the quarter of approximately $0.2 million. For the quarter ended September 30, 2012, pro forma total expenses amounted to $482.9 million, including rent expense of $3.5 million, operating expenses of $1.1 million, depreciation and amortization of $3.4 million and selling, general and administrative expenses of $2.4 million.

The increase in rent expense in the third quarter of 2013 relative to 2012 is due to the increase in leasehold sites, primarily as a result of the Express Lane acquisition and the Getty leases signed last year in the fourth quarter. The increase in operating expenses for the third quarter of 2013 relative to 2012 is due to the increased number of owned and leased sites relative to the previous year. In addition to the previously noted items, the increase in selling, general and administrative expenses in the third quarter of 2013 relative to 2012 is primarily due to increased professional fees, equity compensation expense and public company expenses.

Commission Agent Site Leases

During the quarter, the Partnership assumed 50 commission agent site leases and related commission agent agreements from LGO. The Partnership already owns or leases the real estate at these commission agent sites and had previously leased these sites to LGO, who in turn, leased the sites to the commission agents. At the commission agent sites, the Partnership will set the retail price for motor fuels and retain ownership of the motor fuels until it is sold to the end consumer. The Partnership will pay the commission agent a set price per gallon for each gallon of fuel sold at the site. The amount of the commission paid to the agent is specified by contract and varies across the 50 sites. The commission agent pays rent to the Partnership for the use of the site. The leases for these sites are generally on a triple net basis, with the exception that it excludes the motor fuel equipment, which remains the responsibility of the Partnership. The commission agent operates the inside store operations at the sites as well as any other on-site operations for its own account and retains all of the revenue related to the site other than the motor fuel revenues. The operations of the Partnership at the 50 commission agent locations are structured such that the retail fuel margin will be in the Partnership’s taxable subsidiary, consistent with other sources of non-qualifying income. As a result of the inclusion of the commission agent sites in the Partnership, the Partnership will report its financial results in two segments, wholesale and retail, going forward. For the quarter, the retail segment had an immaterial impact on the Partnership’s reported financial results.

In evaluating the assumption of the commission agent site leases, the Partnership considered a number of factors. By establishing a direct relationship with the commission agents at the sites and controlling the retail pricing, the Partnership is better positioned to manage these sites to maximize the revenues to the Partnership. Also, the assumption further diversifies the Partnership’s revenue sources and lessens its revenue concentration with LGO.

“We studied the assumption of these commission agent site leases in great detail and believe that in the long run, having these commission agent relationships directly with the Partnership is the best course of action,” said Chairman and CEO Joe Topper. “The direct relationship enables the Partnership to most effectively manage the assets at these locations,” Topper further added.

Acquisition and Financing Activity

Acquisitions

As previously announced, the Partnership closed on two transactions during the quarter. On September 19, 2013, the Partnership closed on the acquisition of 13 fee and 4 leasehold sites from Rogers Petroleum, Inc. and affiliates (“Rogers”) for total consideration of $20.0 million. Subsequent to the quarter end, the Partnership purchased one of the 4 leasehold sites from Rogers for $1.1 million, bringing the aggregate total consideration to $21.1 million. The Rogers portfolio sites are located in eastern Tennessee, with a concentration in the Tri-Cities region and along Interstate 81. In 2012, the sites sold 18.7 million gallons of motor fuel.

Effective September 24, 2013, the Partnership closed on the acquisition of 30 fee and 3 leasehold sites from Rocky Top Markets, LLC and Rocky Top Properties, LLC (collectively, “Rocky Top”) for total consideration of $36.8 million, of which $10.6 million was paid at closing. The Rocky Top portfolio sites are located in and around the Knoxville, TN region and along Interstate Highways 40 and 75. The total portfolio sold 34.1 million gallons of motor fuel in 2012.

Together, the 50 sites acquired in the two acquisitions increased the Partnership’s owned or leased portfolio of sites by approximately 10% relative to the owned or leased portfolio of sites as of June 30, 2013.

Financing Activity

The Partnership financed the $21.1 million Rogers purchase price and the $10.6 million paid at closing in the Rocky Top transaction under the Partnership’s credit facility. In the Rocky Top transaction, concurrent with the closing, the Partnership entered into a lease for 29 motor fuel stations that the Partnership, at the election of the sellers, will be obligated to purchase either (a) in whole for $26.2 million on or about August 1, 2015, or (b) in approximately equal parts over a 5 year period for an average of $5.3 million per year beginning in 2016. Due to the obligation to purchase the sites under the lease, the lease is accounted for as a $26.2 million financing, which is reflected as long term debt on the Partnership’s balance sheet.

As of September 30, 2013, the Partnership had $216.1 million of outstanding borrowings and $93.0 million available for borrowing, net of outstanding borrowings and letters of credit, under the Partnership’s credit facility.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved a 5.2% increase in the Partnership’s cash distribution per unit from the current annual rate of $1.91 per unit ($0.4775 per quarter) to $2.01 per unit ($0.5025 per quarter). The increased distribution represents an annual distribution rate of 7.2% based on the Partnership’s common unit closing price on November 6, 2013 of $28.10. The new quarterly distribution rate of $0.5025 per unit commences with the payment of the third quarter cash distribution, payable on December 3, 2013 to all unitholders of record as of November 22, 2013. In total, the annual cash distribution per unit has increased 14.9%, or $0.26 per unit, from the initial annual distribution rate of $1.75 per unit at the time of the initial public offering in October 2012. In reviewing its distribution policy, the Board determined that it will continue to evaluate the Partnership’s distribution each quarter. As previously announced, it is the intent of the Partnership going forward to declare its quarterly cash distribution concurrently with its earnings release.

Third Quarter Earnings Call

The management team of the Partnership will hold a conference call on Friday, November 8, 2013 at 9:30 AM EDT to discuss the quarterly results. The dial-in information for the call is

Live Dial-in Information:

Primary Dial-in #:	888-424-8151
Secondary Dial-in#:	847-585-4422
Participant Passcode:	7762510#
Preregistration:	No

Replay Dial-in Information

Available From:	11/8/2013 12:00 PM ET
Available To:	11/29/2013 11:59 PM ET
Primary Dial-in #:	888-843-7419
Secondary Dial-in #:	630-652-3042
Participant Passcode:	7762510#

About Lehigh Gas Partners LP

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, Lehigh Gas Partners owns or leases more than 500 sites in twelve states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Georgia and Virginia. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco and Valero. LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.lehighgaspartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding our plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions. All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based upon our current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond our control. The statements in this press release are made as of the date of this press release, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 28, 2013 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission. No undue reliance should be placed on any forward-looking statements.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Lehigh Gas Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, Lehigh Gas Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Lehigh Gas Partners LP

Consolidated and Pro Forma Statements of Operations

($ in thousands, except per unit amounts)

	Lehigh Gas Partners LP for the Three Month Period Ending September 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma for the Three Month Period Ending September 30, 2012 (unaudited)	Lehigh Gas Partners LP for the Nine Month Period Ending September 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma for the Nine Month Period Ending September 30, 2012 (unaudited)
Revenues:

Revenues from fuel sales	251,626	264,915	698,649	829,474

Revenues from fuel sales to affiliates	228,347	217,154	719,916	528,409

Rent income	4,167	2,916	11,352	8,226

Rent income from affiliates	5,938	3,675	19,287	9,675
Revenues from retail merchandise and other	34	3	34	10

Total revenues	490,112	488,663	1,449,238	1,375,794

Costs and expenses:

Cost of revenues from fuel sales	246,281	259,725	684,224	811,672
Cost of revenues from fuel sales to affiliates	222,021	212,971	700,756	518,901
Cost of revenues from retail merchandise and other	34	—	34	—

Rent expense	3,679	3,450	11,463	8,286

Operating expenses	1,286	1,071	3,219	2,424

Depreciation and amortization	5,212	3,354	14,915	11,436
Selling, general and administrative expenses	4,604	2,447	12,003	7,425

Gains on sales of assets, net	—	(146)	(47)	(3,119)

Total costs and operating expenses	483,117	482,872	1,426,567	1,357,025

Operating income	6,995	5,791	22,671	18,769

Interest expense, net	(3,349)	(2,311)	(10,233)	(6,560)

Other income, net	555	372	1,652	1,437

Income (loss) from continuing operations before income taxes	4,201	3,852	14,090	13,646
Income tax expense (benefit) from continuing operations	(723)	75	(60)	225

Income (loss) from continuing operations after income taxes	4,924	3,777	14,150	13,421
Income (loss) from discontinued operations	—	(9)	—	300

Net income (loss)	4,924	3,768	14,150	13,721

Net income allocated to common units	2,462		7,075

Net income allocated to subordinated units	2,462		7,075
Net income per common unit - basic and diluted	$0.327		$0.940
Net income per subordinated unit - basic and diluted	$0.327		$0.940
Weighted average limited partners’ units outstanding - basic and diluted:
Common units	7,526,044		7,525,983
Subordinated units	7,525,000		7,525,000

Pro Forma Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Lehigh Gas Partners LP Three Month Period Ending September 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma Three Month Period Ending September 30, 2012 (unaudited)	Lehigh Gas Partners LP Nine Month Period Ending September 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma Nine Month Period Ending September 30, 2012 (unaudited)

Revenues from fuel sales	251,626	264,915	698,649	829,474

Revenues from fuel sales to affiliates	228,347	217,154	719,916	528,409

Revenues from fuel sales - aggregate	479,973	482,069	1,418,565	1,357,883

Cost of revenues from fuel sales	246,281	259,725	684,224	811,672

Cost of revenues from fuel sales to affiliates	222,021	212,971	700,756	518,901

Cost of revenues from fuel sales - aggregate	468,302	472,696	1,384,980	1,330,573

Gross profit from fuel sales - aggregate	11,671	9,373	33,585	27,310

Volume of gallons distributed (in millions)	160.5	153.6	470.9	440.0

Selling price per gallon	$2.991	$3.138	$3.013	$3.086

Margin per gallon	$0.073	$0.061	$0.071	$0.062

Capital Expenditures - Maintenance	1,120	459	1,865	1,264

Capital Expenditures - Expansion	26,230	—	29,614	500

Site Count

As of September 30, 2013, we distributed motor fuels to 765 sites in the following classes of business:

•	212 sites operated by independent dealers;

•	287 sites owned or leased by us and operated by LGO;

•	216 sites owned or leased by us and operated by lessee dealers;

•	50 sites owned or leased by us and operated by commission agents.

In addition, we distribute motor fuels to ten sub-wholesalers who distribute to additional sites (in prior quarters, we included an estimate of the number of sites to which sub-wholesalers distribute).

Lehigh Gas Partners LP

Condensed Consolidated Balance Sheet

($ in thousands)

(unaudited)

	September 30, 2013	December 31, 2012

Assets

Current assets:

Cash and cash equivalents	182	4,768

Accounts receivable, net	6,293	5,741

Accounts receivable from affiliates	12,661	8,112

Motor fuel inventory	1,829	—

Other current assets	2,658	4,353

Total current assets	23,623	22,974

Property and equipment, net	292,059	243,022

Intangible assets, net	35,680	35,602

Deferred financing fees, net and other assets	10,935	10,617

Goodwill	8,407	5,636

Total assets	370,704	317,851

Liabilities and partners’ capital

Current liabilities:

Lease financing obligations, current portion	2,583	2,187

Accounts payable	21,189	16,279

Motor fuel taxes payable	6,973	9,455

Income taxes payable	716	342

Accrued expenses and other current liabilities	5,293	3,890

Total current liabilities	36,754	32,153

Long-term debt	243,243	183,751

Lease financing obligations	64,970	73,793

Other long-term liabilities	18,964	13,609

Total liabilities	363,931	303,306

Partners’ capital	6,773	14,545

Total liabilities and partners’ capital	370,704	317,851

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

(Presented on an Actual and / or Pro Forma Basis)

We use the non-GAAP financial measures (computed on an actual and pro forma basis) of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release. EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets and certain non-cash items as deemed appropriate by management. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures and income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and to assess our ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets which do not result directly from our wholesale distribution of motor fuel and our leasing of real property. EBITDA, Adjusted EBITDA and Distributable Cash Flow are used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations. EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash flows provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash flows provided by operating activities. Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of both actual and pro forma EBITDA, actual and pro forma Adjusted EBITDA, and actual and pro forma Distributable Cash Flow to actual and pro forma net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Actual Three Months Ended September 30, 2013 (unaudited)	Pro Forma Three Months Ended September 30, 2012 (unaudited)	Actual Nine Months Ended September 30, 2013 (unaudited)	Pro Forma Nine Months Ended September 30, 2012 (unaudited)

Net income	4,924	3,768	14,150	13,721

Plus:

Depreciation and amortization	5,212	3,354	14,915	11,436

Income tax expense (benefit)	(723)	75	(60)	225

Interest expense, net	3,349	2,311	10,233	6,560

EBITDA	12,762	9,508	39,238	31,942

Plus: Non-cash equity compensation	1,385	—	2,454	—

Less: Gains on sales of assets, net	—	(146)	(47)	(3,119)

Adjusted EBITDA	14,147	9,362	41,645	28,823

Computation of Distributable Cash Flow ($ in thousands)

	Actual Three Months Ended September 30, 2013 (unaudited)	Actual Nine Months Ended September 30, 2013 (unaudited)

Adjusted EBITDA	14,147	41,645

Less:

Cash interest expense	(2,738)	(8,289)

Maintenance capital expenditures	(1,120)	(1,865)

Income tax (expense) benefit	723	60

Distributable Cash Flow	11,012	31,551

Pro Forma Financial Results

As presented herein in this press release, the (unaudited) pro forma financial statements of the Partnership are derived from the historical combined financial statements as of and for the period January 1, 2012 to September 30, 2012 and have been prepared to give effect to formation of the Partnership, the contribution of certain assets, liabilities, and / or equity interests of the Lehigh Gas Entities (Predecessor) to the Partnership, the new Partnership credit facility agreement, the Offering, and the use of proceeds from the Offering and related transactions.

The (unaudited) pro forma statement of operations gives effect to the adjustments as if they had occurred beginning January 1, 2012 for the period January 1, 2012 to September 30, 2012. As more fully discussed below, the pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments.

In connection with the Offering, certain assets, liabilities, and / or equity interests of the Predecessor were contributed to the Partnership, and the Partnership began providing wholesale fuel distribution services for LGO, an affiliate of the Predecessor, and other, unrelated third-party customers. The assets, liabilities and results of operations of the Predecessor for periods prior to their actual contribution to the Partnership are presented as the Predecessor.

The (unaudited) pro forma financial statements of the Partnership should be read together with the historical combined financial statements of the Predecessor and the consolidated financial statements of the Partnership included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission. The (unaudited) pro forma financial statements of the Partnership were derived by making certain adjustments to the historical combined financial statements of the Predecessor for the periods January 1, 2012 to September 30, 2012. As noted above, the pro forma adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes the estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions (as discussed below). Management also believes the pro forma adjustments give appropriate effect to those estimates and assumptions and that they are properly applied in the (unaudited) pro forma financial statements. The (unaudited) pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated nor are they indicative of future results, in part because of the exclusion of various operating expenses.

The unaudited pro forma combined financial statements principally include the following transactions:

•	The contribution to the Partnership by the Predecessor of substantially all of its wholesale motor fuel distribution business, other than certain assets that do not fit our strategic or geographic plans, environmental indemnification assets, environmental liabilities, and certain other assets and liabilities;

•	The contribution to the Partnership by the Predecessor of certain owned and leased properties;

•	The issuance and sale by the Partnership of 6,900,000 common units to the public, at $20.00 per common unit, with net proceeds to the Partnership of $125.7 million, after deducting the underwriters’ discount of 6.5% and a structuring fee of 0.5% (from the $20.00 per common unit offering price) and $2.6 million of offering expenses;

•	The payment by the Partnership of an aggregate of $6.8 million of transaction costs related to the offering and the new credit facility;

•	The Partnership’s entry into a new credit facility agreement with a revolving credit facility, which was drawn in part upon the closing of the Offering; and,

•	U.S. federal and state income tax incurred by a taxable wholly-owned subsidiary of the Partnership.